UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2019

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36401	39-1975614
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7035 South High Tech Drive Midvale, Utah	84047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (801) 566-6681

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act: ◻

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 2, 2019, the Board of Directors of Sportsman’s Warehouse Holdings, Inc. (the “Company”) appointed Mr. Robert Julian as the Company’s Chief Financial Officer and principal financial officer, effective April 24, 2019. Mr. Kevan Talbot will continue to serve as our Chief Financial Officer until the effective date of Mr. Julian’s appointment and, thereafter, will assist in the transition of responsibilities to Mr. Julian until a date to be determined between Mr. Talbot and the Company.

Prior to joining the Company, Mr. Julian, 56, served as Executive Vice President, Chief Financial Officer and Treasurer for Deluxe Entertainment Services Group from July 2017 to June 2018. Prior to such time, Mr. Julian served as Senior Vice President and Chief Financial Officer for Callaway Golf Company from May 2015 to April 2017, and as Executive Vice President and Chief Financial Officer for Lydall Inc. from October 2012 to May 2015.

During his employment by the Company, Mr. Julian will receive an annual base salary of $425,000 and will have a target bonus level of 50% of base salary, both of which may be increased but not decreased in the discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”). As part of Mr. Julian’s employment with the Company, the Committee will consider him for an award under the Company’s 2013 Performance Incentive Plan (the “Plan”), the terms and conditions of which will be established by the Committee. The Company intends to grant Mr. Julian an award of restricted stock units under the Plan in May 2019 with a grant date fair value of $300,000 and such units are scheduled to vest in full, subject to Mr. Julian’s continued employment, at the end of three years. Mr. Julian will be eligible to participate in the Company’s benefit plans generally made available to the executives of the Company. Mr. Julian will be paid a signing bonus of $50,000 (net) in connection with his joining the Company.

In connection with Mr. Julian’s appointment, the Company entered into a severance agreement (the “Agreement”) with Mr. Julian. The Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The following description of the Agreement is qualified in its entirety by reference to such exhibit.

The Agreement provides that Mr. Julian’s employment may be terminated by the Company or by Mr. Julian for any reason at any time, with or without notice. In the event Mr. Julian’s employment is terminated by the Company without “Gross Misconduct,” or by Mr. Julian for “Good Reason” (as these terms are defined in the Agreement), Mr. Julian will be entitled to receive, subject to providing a release of claims to the Company, (i) continued payment of his base salary (as severance pay) for twelve months following such termination of employment, (ii) a pro-rated portion of his target annual bonus for the year in which such termination of employment occurs, (iii) reimbursement for COBRA premiums for up to twelve months, and (iv) accelerated vesting of any equity awards granted to him by the Company if such termination of employment occurs on or after a “Change of Control” (as defined in the Agreement), to the extent such awards are outstanding and unvested immediately prior to such termination of employment.

The Agreement also includes confidentiality, non-compete, and non-solicitation covenants in favor of the Company.

Mr. Julian also intends to enter into a customary indemnification agreement with the Company, the form of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Julian and any other persons pursuant to which he was selected as an officer of the Company. There are also no family relationships between Mr. Julian and any director or executive officer of the Company and Mr. Julian has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On April 5, 2019, the Board of Directors approved an amended and restated form of director and officer indemnification agreement (“Indemnification Agreement”) to be entered into with each of the Company’s directors and officers. The Indemnification Agreement has been updated to remove outdated references to Seidler Equity Partners III, L.P., the Company’s former controlling stockholder. The Indemnification Agreement will replace the Company’s existing indemnification agreements in place with the Company’s directors and officers. The Indemnification Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing description of the D&O Indemnification Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1. Severance Agreement, April 2, 2019, between Sportsman’s Warehouse Holdings, Inc. and Robert Julian

Exhibit 10.2. Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

By:	/s/ Jon Barker
Name:	Jon Barker
Title:	President and Chief Executive Officer

Date: April 8, 2019